Exhibit 10.1

DOMAIN NAME ACQUISITION AGREEMENT

Subject to the terms and conditions attached hereto and expressly made a part hereof (the “Terms and Conditions”), and such additional terms and conditions set forth below, Portfolio Brains LLC, a California limited liability company (“Purchaser”), hereby agrees, either directly or through an affiliate, to acquire from the Seller(s) set forth below all right, title and interest in and to the domain names set forth on Exhibit A hereto, for the Purchase Price set forth below.

Seller(s):	Tucows.com Co.

Purchase Price:	US $983,713.00 (Nine Hundred and Eighty Three Thousand Seven Hundred and Thirteen Dollars)

Holdback:	US $98,371.00 (Ninety Eight Thousand Three Hundred And Seventy One Dollars)

Effective Date:	May 1, 2008

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed and delivered this Domain Name Acquisition Agreement as of the Effective Date.

Portfolio Brains LLC			Tucows.com Co.

By:	/s/ STEVE HISEY		By:	/s/ BILL SWEETMAN
	Name:	Steve Hisey		Name:	Bill Sweetman
	Title:	General Manager		Title:	General Manager, Domain
Portfolio
Address:			Address:

Fax No.: (213) 607-0430			Fax No.: (416) 531-5584

DOMAIN NAME ACQUISITION AGREEMENT

TERMS AND CONDITIONS

These Terms and Conditions are hereby agreed to and made a part of the Domain Name Acquisition Agreement (the “Agreement”) to which they are attached.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

1.             Purchase and Sale

1.1           Assets to be Acquired. On the terms and subject to the conditions of this Agreement, Seller shall, on the Effective Date, sell, convey and assign to Purchaser, free and clear of all claims, liens and interests of any kind, all of Seller’s right (including all intellectual property rights), title and interest in and to the domain names set forth on Exhibit A (the “Assets”).

1.2           Liabilities. Purchaser shall, on the Effective Date, assume all liabilities and obligations arising out of the ownership, use and operation of the Assets after the Effective Date, except as set forth in Section 2.5.  Except as set forth in the preceding sentence, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, all assets (other than the Assets) and all liabilities of Seller as of the Effective Date.

1.3           Purchase Price. In consideration for the transfer of the Assets, at the Closing, Purchaser shall pay to Seller the Purchase Price, less the Holdback, by wire transfer of immediately available funds, to the account(s) designated in writing by Seller.

1.4           Holdback. Purchaser shall retain the Holdback for one year as security for claims pursuant to Section 4.  On the one year anniversary of the Effective Date, that portion of the Holdback as to which no claims for indemnification have been made pursuant Section 4 shall be tendered to Seller by wire transfer of immediately available funds.  The remaining Holdback, if any, shall be delivered at such time (or times) as, and to the extent that any claims shall be finally resolved in favor of Seller by wire transfer of immediately available funds.

1.5           Closing. Subject to satisfaction of the conditions set forth in Section 1.6, the Closing shall place on the Effective Date, at the offices of Purchaser, or at such other place and time as the parties shall mutually agree.

1.6           Closing deliveries by Seller. Purchaser’s obligation to effect the Closing and deliver the Purchase Price is expressly conditioned upon the prior receipt by Purchaser of the following, any of which may be waived by the Purchaser in its sole discretion:

(a)       The Domain Name Transfer Agreement, in the form set forth on Exhibit B hereto, duly executed by Seller.

(b)       The Power of Attorney, in the form set forth on Exhibit C hereto, duly executed and notarized.

2.             Representations and Warranties of Each Seller.  As a material inducement to Purchaser to enter into the Agreement, each Seller represents and warrants to Purchaser as follows:

2.1           Authorization, Etc. Seller has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller has duly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

2.2           No Conflict; Approvals. The execution, delivery and performance of this Agreement by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the charter, by-laws, operating agreement, or other constituent documents of Seller (if applicable), (b) conflict with or violate any law or order applicable to Seller or any of its assets, properties or businesses, (c) require any consent, approval or authorization of any third party, or (d) conflict with, require any consent under, or result in the creation of any encumbrance on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of the Assets is bound or affected.

2.3           Revenue Information. All information provided to Purchaser with respect to the historical revenue and traffic generated by the Assets (the “Seller’s Data”) was prepared from the books and records of the Seller, fairly presents such historical financial information and is complete and correct in all material respects.

2.4           Registered Owner. Seller has good, valid, marketable and transferable registrations to all Assets, in each case free and clear of any Lien (other than as set forth in the registration agreement(s) applying thereto).  For purposes hereof, the term “Lien” means any lien, mortgage, security interest, charge, pledge, retention of title agreement, adverse claim, easement, encroachment, restrictive covenant or other encumbrance affecting title to any property of any sort.  Each registration agreement related to such Assets is in full force and effect and all registration fees associated therewith have been duly paid and there are currently no amounts due to the registrar of such Assets in connection therewith.

2.5           Litigation. There are no claims, or threatened claims, that any of the Assets violates the trademark rights of any other person or entity, or otherwise violates any law.  Seller has no knowledge of any facts or circumstances that would be the basis for any claim that the Assets violate the trademark rights of any other person or entity, or otherwise violates any law.  There is no action pending or, to Seller’s knowledge, threatened before any court or governmental entity which seeks to enjoin the transactions contemplated hereby.

2.6           Click Fraud. Seller is familiar with the Domain Sponsor publishing requirements available at <http://www.revenue.net/pub_ds_pubreg.mas> (the “DS Requirements”).  All revenue and traffic related to the Domain Names is the result of authentic traffic (natural type-in, algorithmic or natural search engine results, or expired link traffic), in full compliance with the DS Requirements and does not result from (a) links on other websites controlled by the Seller, paid-search advertising, affiliating traffic or other similar methods, (b) click farms, bots, or other automated processes designed to increase traffic or clicks, or (c) adware, spyware or other software programs designed to increase traffic or clicks .

3.             Additional Agreements

3.1           Taxes. Seller shall pay any and all sales or transfer taxes assessed on the sale or transfer of the Assets.

3.2           Further Assurances. Following the Closing, each party hereto shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer to Purchaser of the ownership and intended related benefits of the Assets)

3.3           Confidentiality. Except as required by applicable Law, Seller shall not, and shall not permit any of its employees or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser.  Except as required by applicable Law, Purchaser shall not, and shall not permit any of its employees or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller; provided, however, that, after the Closing, Purchaser may, in its sole discretion, issue a press release announcing the transaction.

3.4           Name Change.  If Seller is an entity, and Seller’s legal name or fictitious business name (“DBA”) is similar to any of the Assets, in Purchaser’s sole judgment, then Seller agrees to change its legal name or DBA within fifteen days of the effective Date

4.             Indemnification.

4.1           Indemnification by Seller. Seller covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its affiliates, and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), to the extent resulting from or arising out of: (i) any inaccuracy of any representation or warranty set forth in Section 2; or (ii) any failure of the Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof.

4.2           Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive until the first anniversary of the Effective Date, and Purchaser shall not be entitled to recovery for any Losses if it has not delivered notice to Seller, in accordance with Section 5.2, on or prior to the first anniversary of the Effective Date.

4.3           Limits on Indemnification. In no event shall Seller’s obligation to Purchaser or any affiliate of Purchaser under this Agreement, including, without limitation, any obligation to indemnify, hold harmless or defend, exceed the total amount of the Purchase Price actually received by Seller pursuant to this Agreement.

5.             Miscellaneous

5.1           Expenses. Except as otherwise specifically provided for in this Agreement, Seller and Purchaser shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

5.2           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing, shall be delivered to the respective addresses set forth on the signature page hereto or at such other address as may be specified in writing to the other parties hereto, and shall be deemed to have been duly given (a) if by personal delivery on the day after such delivery, (b) if by certified or registered mail, on the second business day after the mailing thereof, (c) if by courier or overnight mail or delivery, on the day delivered or (d) if by telecopy, on the next day following the day on which such telecopy was sent.

5.3          Governing Law, Etc.

(a)       This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of law rules thereof.

(b)       The parties agree that in the event of a dispute or controversy involving this Agreement, (except as to disputes involving injunctive relief or specific performance), the parties shall for 20 days first attempt to resolve the dispute amicably through meetings or communications.  If such are unsuccessful, then either party may, as its sole and exclusive means of resolution, submit such dispute for resolution in binding arbitration.  Arbitration shall be conducted by a single arbitrator at the judicial arbitration and mediation service (JAMS) (or if JAMS no longer exists, then by AAA) in Los Angeles County, California in accordance with their rules then in effect.  Written notice of the demand for arbitration shall be served on the other party to this Agreement and filed with the arbitration service.  The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen (and in no event after the claim would have been barred by the provisions of this Agreement or applicable statute of limitations) and shall be completed in not more than 180 days.  The arbitrator shall be experienced in the subject matter of the arbitration.  In reaching any award, the arbitrator shall follow and be bound by California substantive law to the same extent and as if he/she was a judge in a California court of law; provided that the arbitrator shall in no manner award punitive or exemplary damages (or damages calculated by applying a multiplier), or damages for emotional distress.  The award shall be in writing, shall contain findings of fact and conclusions of law, and shall set forth the nature, amount, and manner of calculation of damages.  The award shall be final and non-appealable.

(c)       EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3(c).

5.4           Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any such purported transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and of no force and effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

5.5           Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.  In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

5.6           Headings and Interpretation; Counterparts. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by an attorney in connection with the negotiation and execution of this Agreement.  This Agreement may be executed in several counterparts, and by facsimile signature, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.